
                                   EXHIBIT 11

                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                  (Dollars in thousands, except per share data)

                               Nine Months Ended    Three Months Ended
                                  December 31,          December 31,
                                 1998       1997       1998       1997
                              ---------  ---------  ---------  ---------
                             (Unaudited)(Unaudited)(Unaudited)(Unaudited)
BASIC EARNINGS PER SHARE:

Weighted average shares
  outstanding                    15,497    17,112     14,725   17,112
                               ========  ========    =======  =======

Net income                     $  9,796  $ 10,011    $ 4,157  $ 4,417
                               ========  ========    =======  =======

Net income per share           $   0.63  $   0.59    $  0.28  $  0.26
                               ========  ========    =======  =======


DILUTED EARNINGS PER SHARE:

Weighted average shares
  outstanding                    15,497    17,149     14,725   17,157
Dilutive effect of common
  stock options                      73        --         58       --
Convertible notes                 2,945     3,235      2,440    3,235
                               --------  --------    -------  -------
     Total shares                18,515    20,384     17,223   20,392
                               ========  ========    =======  =======


Net income<F1>                $  11,280 $  11,542   $  4,574 $  4,925
                               ========  ========    =======  =======


Net income per share          $   0.61  $   0.57    $  0.27  $  0.24
                               ========  ========    =======  =======


<F1>  Adjusted for interest on convertible debt
